Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on September 1st, 2016, between JUPITER GOLD CORPORATION, a Marshall Islands corporation, whose principal business address is at Rua Vereador João Alves Praes nº 95-A, Olhos D'Água, MG 39398-000, Brazil (hereinafter referred to as "Employer") and MARC FOGASSA, whose mailing address is c/o Brazil Minerals, Inc., 1443 East Washington Boulevard, Suite 278, Pasadena, CA 91104, United States of America (hereinafter referred to as "Employee").

In consideration of the mutual covenants set forth below, Employer and Employee enter into the Agreement as set forth below.

1.	START AND TERM

This Agreement shall be effective on September 1st, 2016, and shall terminate on February 29th, 2017.

2.	TITLE AND DUTIES

A.	Title

The Employee shall be employed in the capacity of Chief Executive Officer and Chief Financial Officer.

B.	Essential Job Functions and Duties

The essential job functions and duties expected of the Employee shall be such as customarily performed by persons in similar such positions, as well as such other duties as may be assigned from time to time by the Employer.

C.	Supervision and Reporting

The Employee shall report to the Board of Directors of the Employer.

3.	COMPENSATION TERMS

A.	Base Compensation

Under the Employer's 2016 Incentive Plan, the Employee shall receive non-qualified stock options to purchase 150,000 shares of common stock of the Employer, with an exercise price of $1.00 per share and a five-year expiration time. These options shall fully vest monthly, on the 1st day of the month, starting on September 1st, 2016, in increments of 25,000 options, to match the duration of this Agreement (e.g., 6 months multiplied by 25,000 monthly options equals 150,000 options). These options shall be exercisable for cash or on a cashless exercise basis.  The number of shares subject to the option and the exercise price of the option shall be subject to appropriate adjustment in the case of stock splits, stock dividends and recapitalizations.

B.	Other Compensation

Exhibit 10.8 -- Page 1

Under the Employer's 2016 Incentive Plan, the Employee shall receive non-qualified stock options to purchase the following amount of common stock of the Company, with an exercise price of $1.25 per share and a five-year expiration time in accordance with the date in which the Company files its Form F-1 Registration Statement with the SEC: i) if by September 30, 2016, 100,000 shares; ii) if between October 1, 2016 and October 30, 2016, 50,000 shares; and iii) if on November 1, 2016 or later, zero. These options, if awarded, shall be fully vested if and when the Company receives notice from the SEC of the effectiveness of its Form F-1 Registration Statement. These options, if awarded, shall be exercisable for cash or on a cashless exercise basis.

Under the Employer's 2016 Incentive Plan, the Employee shall receive non-qualified stock options to purchase 250,000 shares of common stock of the Employer, with an exercise price of $1.25 per share and a five-year expiration time if and when the Employer receives notice from the SEC of the effectiveness of its Form F-1 Registration Statement. These options shall be fully vested on issuance. These options shall be exercisable for cash or on a cashless exercise basis.

C.	Expense Reimbursement

The Employee shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement.  In order to receive reimbursement, Employee must timely provide Employer with an itemized account of all expenditures, along with suitable receipts therefore.

4.	BENEFITS

During the Term of this Agreement, the Employee shall have two (2) weeks of vacation.

5.	INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employer hereby agrees to indemnify, defend, save, and hold harmless Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of or are related to the Employee's performance of this Agreement, to the extent provided in the By-laws of the Employer.  Employer understands that this obligation of indemnification survives the expiration or termination of this Agreement.

6.	MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other under this Agreement, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association in Los Angeles, California, United States of America.

7.	MISCELLANEOUS PROVISIONS

A.	Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Employer or mailing address of the Employee as set forth herein.

JUPITER GOLD CORPORATION
Rua Vereador João Alves Praes nº 95-A
Olhos D'Água, MG 39398-000
Brazil

Exhibit 10.8 -- Page 2

MARC FOGASSA
c/o Brazil Minerals, Inc.
1443 East Washington Boulevard, Suite 278
Pasadena, CA 91104
United States of America

B.	Modifications

Any modifications to this Agreement may only be made by the parties in writing.

C.	Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

D.	Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of California, United States of America and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the county of Los Angeles, California.  Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the county of Los Angeles, California.

/s/ MARC FOGASSA
MARC FOGASSA

/s/ MARC FOGASSA
JUPITER GOLD CORPORATION
Marc Fogassa, CEO

Acknowledgment:    /s/ Paul Durand_____________________
       Paul Durand, Secretary
       JUPITER GOLD CORPORATION

Exhibit 10.8 -- Page 3